UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 5, 2012

AMERICAN STANDARD ENERGY CORP.

(Exact name of registrant as specified in its charter)

Delaware	000-54471	20-2791397
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

4800 North Scottsdale Road Suite 1400 Scottsdale, Arizona	85251
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (480) 371-1929

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01	Entry into a Material Definitive Agreement.
Item 3.02	Unregistered Sales of Equity Securities.

Modification Agreement with Pentwater

On February 10, 2012 (the “Execution Date”), American Standard Energy Corp. (the “Company”), Pentwater Equity Opportunities Master Fund Ltd. (“Pentwater”) and three affiliated entities of Pentwater (the “Modification Investors”) entered into a modification agreement (the “Modification Agreement”) pursuant to which the parties agreed to amend the terms of the Series B warrants (the “Series B Warrants”), issued to the Modification Investors in a $13 million private placement offering of the Company’s securities in July 2011 (the “July Offering”) in which the Modification Investors invested $12 million, and previously amended on February 9, 2012. Pursuant to the terms of the Modification Agreement, the parties agreed to amend the “Expiration Date” to be (i) May 24, 2012 with respect to 1,000,000 shares of common stock underlying the Series B Warrants and (ii) with respect to the remaining 913,043 shares of common stock underlying the Series B Warrants (the “Subsequent Warrant Shares”), the date that is the earlier of (a) 300 days from the Execution Date and (b) ten business days after notice from the Company stating that the number of Subsequent Warrant Shares exercisable by the Modification Investors would result in ownership of less than 9.99% of the Company’s common stock after giving effect to such exercise. The Company may provide multiple notices prior to the expiration of the Subsequent Warrant Shares.

The modified Series B Warrants were issued as an exchange in reliance upon Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), and were not registered under the Securities Act. The Series B Warrants qualified for exemption under Section 3(a)(9) of the Securities Act since the holder did not pay, give or receive any commission or other remuneration directly or indirectly for the solicitation of the exchange.

Item 9.01	Financial Statements and Exhibits.

(d)        Exhibits

Exhibit Number	Description
10.1	Modification Agreement by and among the Company, Pentwater and its affiliates, dated as of April 5, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 9, 2012	AMERICAN STANDARD ENERGY CORP.

	By:	/s/ Richard MacQueen
Richard MacQueen
President